Exhibit 23.1
2021 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-151437, 333-172866, 333-183541, 333-209730 and 333-255801 on Form S-8 of our reports dated February 22, 2022, relating to the consolidated financial statements of LPL Financial Holdings Inc. and subsidiaries, and the effectiveness of LPL Financial Holdings Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of LPL Financial Holdings Inc. for the year ended December 31, 2021.
/s/ DELOITTE & TOUCHE LLP
San Diego, California
February 22, 2022